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                                                                   EXHIBIT 10.38

                          AMN HEALTHCARE SERVICES, INC.

                          SENIOR MANAGEMENT BONUS PLAN


I.       Purpose

         The purpose of the Plan is to establish a program of incentive compensation for designated officers and/or key employees of Company and its subsidiaries and divisions that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key employees who make substantial contributions to the Company.

II.      Definitions

         "BOARD" means the Board of Directors of the Company.

         "BONUS AWARD" means the award, as determined by the Committee, to be granted to a Participant based on that Participant's level of attainment of his or her goals established in accordance with Articles IV and V.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMITTEE" means either (i) the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an "outside director" (within the meaning of Section 162(m) of the Code). If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.

         "COMPANY" means AMN Healthcare Services, Inc. and each of its subsidiaries.

         "DESIGNATED BENEFICIARY" means the beneficiary or beneficiaries designated in accordance with Article XIII hereof to receive the amount, if any, payable under the Plan upon the Participant's death.

         "162(m) BONUS AWARD" means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VII.

         "PARTICIPANT" means any officer or key employee designated by the Committee to participate in the Plan.

         "PERFORMANCE CRITERIA" means objective performance criteria established by the Committee with respect to 162(m) Bonus Awards. Performance Criteria shall be measured in terms of one or more of the following objectives, described as such objectives relate to Company-wide objectives or of the subsidiary, division, department or function with the Company or subsidiary in which the Participant is employed: (i) market value; (ii) book value;
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(iii) earnings per share; (iv) market share; (v) operating profit; (vi) net income; (vii) cash flow; (viii) return on capital; (ix) return on assets; (x) return on equity; (xi) margins; (xii)shareholder return; (xiii) sales or product volume growth; (xiv) productivity improvement; (xv) costs or expenses; (xvi) net debt reduction; (xvii) earnings before interest, taxes, depreciation and amortization ("EBITDA"); (xviii) earnings before depreciation, amortization, interest and taxes ("EBDAIT"); (xix) unit volume; (xx) net sales; (xxi) balance sheet measurements; or (xxii) any other objective value-based performance measure.

Each grant of a 162(m) Bonus Award shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula for determining the amount of any payment or award to be made, if any, if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria.

This plan includes the program previously established for 2001 under the name "AMN Healthcare Services, Inc. Senior Management Bonus Plan for 2001." That 2001 program is attached hereto as Annex A and sets forth the Performance Criteria for the Company's 2001 fiscal year. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. In addition, at the time performance goals are established as to a 162(m) Bonus Award, the Committee is authorized to determine the manner in which the Performance Criteria related thereto will be calculated or measured to take into account certain factors over which the Participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.

         "PERFORMANCE PERIOD" means the period during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company.

         "PLAN" means the AMN Healthcare Services, Inc. Senior Management Bonus Plan.

III.     Eligibility

         Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key employees of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.
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IV.      Administration

         The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant's level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.

         Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Article XV. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

         Notwithstanding the foregoing or any other provision of this Plan, (i) the Board may at any time or from time to time resolve to administer the Plan and, in such case, references herein to the Committee shall mean the Board when so acting as the Committee, and (ii) when the Committee is acting and not the Board, all of the Committee's decisions under this Plan will be subject to approval by the Board.

V.       Bonus Awards

         The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a threshold and target award) and goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and goals to each Participant prior to or during the Performance Period for which such award may be made. Bonus Awards will be earned by each Participant based upon the level of attainment of his or her goals during the applicable Performance Period. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals for each Participant and the Bonus Award to be made to each Participant.

VI.      Payment of Bonus Awards

         Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee. Payment of Bonus Awards shall be made in the form of cash. Bonus Award amounts earned but not yet paid will not accrue interest.
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VII.     162(m) Bonus Awards

         Unless determined otherwise by the Committee, each Bonus Award awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

         1. A 162(m) Bonus Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an "outside director" (within the meaning of Section 162(m) of the Code).

         2. The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) Bonus Amount payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

         3. No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

VIII.    Reorganization or Discontinuance

         The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

         If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under the Plan shall become immediately payable to the Participants then entitled thereto.

IX.      Non-Alienation of Benefits

         A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.
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X.       No Claim or Right to Plan Participation

         No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

XI.      Taxes

         The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

XII.     Designation and Change of Beneficiary

         Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive a Bonus Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

XIII.    Payments to Persons Other Than the Participant

         If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

XIV.     No Liability of Committee Members

         No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.
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XV.      Termination or Amendment of the Bonus Plan

         The Committee may amend, suspend or terminate the Plan at any time, provided, however, that no amendment may be made without the approval of the Company's shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

XVI.     Unfunded Plan

         Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Designated Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

         The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVII.    Governing Law

         The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

XVIII.   Other Compensation

         Neither the establishment of this Plan nor the grant of a Bonus Award pursuant to this Plan shall prevent the Company from establishing other compensation plans or arrangements or making awards to any Participant pursuant to such other plans or arrangements.

XIX.     Effective Date

         The effective date of the Plan is August 21, 2001.


By:_______________________________

Name:____________________________
Title:_____________________________

Title